Exhibit 3.130

FIRST AMENDMENT TO

LIMITED LIABILITY COMPANY OPERATING AGREEMENT OF

TOLL CA NOTE I LLC

THIS FIRST AMENDMENT TO LIMITED LIABILITY COMPANY OPERATING AGREEMENT (the “Amendment”) is made as of the 12th day of May, 2011 by Toll CA Note II LLC, a California limited liability company (the “Sole Member”).

BACKGROUND

A. The Sole Member entered into that certain Limited Liability Company Operating Agreement of Toll CA Note I LLC, a California limited liability company (the “Company”), on December 28, 2010 (the “Agreement”).

B. Pursuant to Section 16 of the Agreement, the Agreement may only be modified, altered, supplemented or amended pursuant to a written agreement executed by the Sole Member.

C. The Company amended its name to “Toll CA I LLC” on May 11, 2011.

D. The Sole Member desires to amend Section 1 of the Agreement to reflect the name amendment.

NOW THEREFORE, intending to be legally bound hereby, the Sole Member hereby amends the current language contained in Section 1 of the Agreement as follows:

1. Name. The name of the limited liability company is Toll CA I LLC.

IN WITNESS WHEREOF, the Sole Member has executed this First Amendment as of the day and year first written above.

TOLL CA NOTE II LLC

By:
Mark J. Warshauer
Vice President